Exhibit No. 11
Form 10-SB
Transform Pack International, Inc.

                        EXCHANGE AGREEMENT

      THIS EXCHANGE AGREEMENT (hereinafter referred to as the "Agreement"), by and between Cybernetics, Inc., a Minnesota Corporation (hereinafter referred to as "Cybernetics"), Transform Pack, Inc., a New Brunswick corporation (hereinafter referred to as "TPI") and the shareholders of TPI (hereinafter referred to as "Shareholders"), entered into on this 28th day of January, 2000.

                            WITNESSETH

     WHEREAS, Shareholders are the owners of all of the issued and outstanding shares of the capital stock of TPI, and

      WHEREAS, pursuant to this Agreement, Cybernetics desires to exchange and acquire from Shareholders, and Shareholders desire to exchange and convey to Cybernetics, all of the issued and outstanding shares of the no par value Common Stock of TPI (hereinafter referred to as the "Stock") upon the terms and conditions and for the consideration hereinafter set forth:

      NOW,  THEREFORE,  in consideration of the premises  and  the
mutual   agreements,  representations,  warranties  and  covenants
herein contained, the parties do hereby agree as follows:

                             ARTICLE I
                             EXCHANGE

     1.1 Exchange of Stock of TPI. At the Closing Date (as defined in Article X hereof) in accordance with the provisions of this Agreement and applicable law, Shareholders shall exchange, assign and transfer, and Cybernetics shall acquire, all of the Stock of TPI owned by Shareholders.

                            ARTICLE II
                    CONSIDERATION FOR EXCHANGE

      2.1 Original Issuance. Cybernetics shall issue for the Stock to be acquired by exchange hereunder a total of 7,000,000 shares of its Common Stock. That is, holders of the 2,000,000 currently issued and outstanding shares of no par Common Stock of TPI will receive three and one third shares of Cybernetics for each share of TPI surrendered for exchange. Cybernetics shall also issue 1,000,000 to 1,200,000 shares to new investors who will purchase shares of Cybernetics in a private placement as described in paragraph IX below. (see Exhibit "A")

      2.2 Investment Representations. Shareholders shall cause to be delivered on the Closing Date investment letters representing compliance with the Securities Act of 1933, as amended (see Exhibit "B").

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      2.3  Corporate  Structure Following  Acquisition.  Following
closing, TPI shall become subsidiary of Cybernetics, which will own 100% of the Common Stock of TPI and will conduct all of its business operations through TPI. The 45,366 shares of $10.00 par value Class "A" Preferred Stock currently issued and outstanding in TPI shall remain issued and outstanding.

                            ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND TPI

      Shareholders and TPI represent and warrant to Cybernetics as follows:

      3.1 Organization. TPI is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of New Brunswick, has the corporate power and authority to own or lease its properties and to carry on its business as now being conducted.

      3.2 Capitalization. The authorized capital stock of TPI, as of the date hereof, consists of two classes of shares of capital stock: Common Stock without par value, of which 2,000,000 shares will be validly issued and outstanding, fully paid and non-assessable, at closing; and class "A" Preferred Stock with a par value of $10.00 and a non-cumulative annual dividend rate of 10%, of which 45,366 shares will be validly issued and outstanding, fully paid and non-assessable, at closing. The Class "A" Preferred Shares are not convertible into shares of the Common Stock of TPI. There shall be no options to purchase, warrants, calls or commitments on the part of TPI, of any character, relating to shares of capital stock of TPI at closing.

     3.3 Financial Statements. Shareholders and TPI have furnished to Cybernetics the audited financial statements of TPI as of May 31, 1999, and unaudited statements as of December 31, 1999, see Exhibit "C". All of said financial statements (i) are in accordance with TPI's books and records, (ii) present fairly the financial position of TPI as of such date, and its results of operations for the period indicated, (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and (iv) are consistent with prior business practice.

      3.4 Authorization. Shareholders and TPI have the power to enter into this Agreement, and this Agreement, when duly executed and delivered, will constitute the valid and binding obligation of Shareholders and TPI.

      3.5 Effect of Agreement. The execution and delivery of this Agreement by Shareholders and TPI and the consummation of the transactions herein contemplated, to the best knowledge and belief of Shareholders and TPI (i) will not conflict with or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority having jurisdiction over TPI, the Articles of Incorporation or By-laws of TPI, or any material agreement or instrument to which TPI or Shareholders are a party or by which it or either of them is bound or to which it or either of them is subject, (ii) nor will it give to others any interests or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the properties, assets, leases, agreements, or business of TPI .

     3.6 Properties and Leases. TPI occupies 5,500 feet of office and manufacturing space in Moncton, New Brunswick, pursuant to a lease agreement that expires on March 31, 2004.

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      3.7  Absence of Undisclosed Liabilities. TPI has no material liability or obligation, either accrued, absolute, contingent or otherwise, including, without limitation, liabilities for federal, state and local taxes, except (i) as reflected on the Balance Sheet, or (ii) liabilities in amounts usual and normal for TPI or
(iii) agreements (of kinds not reflected on corporate balance sheets prepared in accordance with generally accepted accounting principles) incurred in, or as a result of, the ordinary course of business.

      3.8 Minute Book. The records of meetings and other corporate actions of Shareholders and the Board of Directors (including any committees of the Board) of TPI which are contained in the Minute Books of TPI contain complete and accurate records of the matters reflected in such Minutes.

     3.9 Litigation Claims. TPI is not a party to and there are no claims, actions, suits, investigations or proceedings pending or, to the best knowledge and belief of TPI and Shareholders, threatened against or affecting TPI or it business at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely would have a material adverse effect on the business or financial condition of TPI or the ability of TPI to carry on its business as presently conducted. The consummation of the transaction herein contemplated will not conflict with or result in the breach or violation of any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

      3.10 Taxes and Reports. TPI (i) has filed all tax returns required to be filed by any jurisdiction, domestic or foreign, to which it is or has been subject. (ii) has either paid in full all taxes due and taxes claimed to be due by each such jurisdiction, and any interest and penalties with respect thereto, or (iii) has adequately reflected as liabilities on its books, all taxes that have accrued.

      3.11 Absence of Certain Changes. TPI has not (i) issued, delivered or agreed to issue or deliver to any person any shares of stock, bonds or other corporate securities, (whether authorized but unissued or held in treasury) or granted to any person any options, warrants or other rights calling for the issuance thereof, that are not disclosed herein, (ii) incurred any obligation or liability (absolute or contingent), except obligation or liability incurred in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (absolute or contingent) other than current liabilities and the current portion of long-term liabilities incurred since the date of the Balance Sheet in the ordinary course of business, (iv) declared or made any payment or distribution to Shareholders, or purchased or redeemed any shares of stock, (v) made any wage or salary or commission increases to any employee, (vi) mortgaged or pledged any assets (tangible or intangible) or subjected any assets to lien or other encumbrance,
(vii) sold or transferred any tangible assets or canceled any debts or claims, except in the ordinary course of business or in any event not in an aggregate amount which is material, or (viii) agreed to any of the foregoing. Except as otherwise contemplated by this Agreement, since December 31, 1999, there has been no material adverse change in the business or financial condition of TPI.

     3.12 Compliance with Laws and Regulations. To the best of the knowledge and belief of the Shareholders and TPI, TPI has complied with and is not in violation of any statute, law, rule or

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regulation   under  any  jurisdiction  to  which  it  is   subject
(including,  but  not  limited  to,  compliance  with   applicable
copyright laws) with respect to the conduct of its business, which violation might have a material adverse effect on the business, financial condition, or earnings of TPI.

      3.13 Ownership of the Stock. Shareholders represent and warrant that on the Closing Date they will be the beneficial and record owners, free and clear of any encumbrances, of all of the shares of TPI 's stock sold and to be delivered by them hereunder.

       3.14  Employment  Agreements.  TPI  has  entered  into   no
employment agreements with any of its employees.

                            ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF CYBERNETICS

      Cybernetics represents and warrants to Shareholders and TPI as follows:

       4.1 Organization. Cybernetics is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Cybernetics has the corporate power and authority to own or lease its properties and to carry on its business as now being conducted.

     4.2 Capitalization. The authorized stock of Cybernetics as of the date closing will consist of 40,000,000 shares of Common Stock, of which 2,920,000 shares will be validly issued and outstanding, fully paid and non-assessable at closing, and 5,000,000 shares of Preferred Stock, of which no shares will be outstanding at closing. There will be outstanding at closing, no warrants or options to purchase shares of Cybernetics Common Stock.

     4.3 Financial Condition. Cybernetics has furnished to TPI the financial statements of Cybernetics as of December 31,1999, see Exhibit "D". All of said financial statements (i) are in accordance with Cybernetics' books and records, (ii) present fairly the financial position of Cybernetics as of such date, and its results of operations for the period indicated, (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and (iv) are consistent with prior business practice.

      4.6 Authorization. Cybernetics has the power to enter into this Agreement, and this Agreement, when duly executed and delivered, will constitute the valid and binding obligation of Cybernetics, subject to the approval of a majority of its shareholders. Cybernetics represents that shareholders holding a majority of Cybernetics' shares have indicated their intent to vote in favor of the proposed exchange.

      4.7 Absence of Undisclosed Liabilities. Cybernetics has no undisclosed material liability or obligation, either accrued, absolute, contingent or otherwise, including, without limitation, liabilities for federal, state and local taxes.

      4.8 Minute Book. The records of meetings and other corporate actions of Shareholders and the Board of Directors (including any committees of the Board) of Cybernetics which are contained

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in  the  Minute books of Cybernetics contain complete and accurate records of the matters reflected in such minutes.

      4.9 Litigation Claims. Cybernetics is not a party to and there are no claims, actions, suits, investigations or proceeding pending or, to the best knowledge and belief of Cybernetics, threatened against or affecting Cybernetics at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely would have a material adverse effect in the business or financial condition of Cybernetics or the ability of Cybernetics to carry on its business as presently conducted. The consummation of the transaction herein contemplated will not conflict with or result in the breach or violation of any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                             ARTICLE V
                       ACCESS TO INFORMATION

      5.1 Access to Information. The parties hereto shall afford each others' representatives reasonable access to such of the financial, contractual and corporate records as shall be reasonably necessary.

     5.2 Effect of Investigation. Any such investigation shall not affect any of the representations and warranties hereunder and shall not be conducted in such manner as to interfere unreasonably with the operation of business.

                            ARTICLE VI
              CONDUCT OF PARTIES PRIOR TO THE CLOSING

      Shareholders agree to exchange, and Cybernetics agrees to acquire, all outstanding shares of Stock of TPI in accordance with this Agreement, and the parties hereto further covenant and agree as follows:

      6.1 Notice of Defaults. Any party hereto shall give prompt notice to the other parties of any default, subsequent to the date of this Agreement and prior to the Closing Date, under any instrument or agreement to which it is a party or by which it is bound, or of the assertion of any claims, which, if upheld, would render inaccurate any representations herein.

      6.2 Action Needing Consent. Except as otherwise contemplated or permitted by this Agreement, between the date hereof and the Closing Date or termination of this Agreement, whichever shall first occur, TPI will not, in contravention of this Agreement, (i) make any changes in its authorized capital stock, (ii) issue stock options or warrants or similar rights, (iii) declare or pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock, (iv) issue or sell shares of its capital stock (or securities convertible into or exchange for, with or without additional consideration, such capital stock), (v) purchase or otherwise acquire for a consideration any outstanding shares of their capital stock, (vi) declare, pay or set apart in respect of their capital stock any cash dividend or their
distribution   or  payment,  (vii)  enter  into  any   merger   or
consolidation except for the issuance of shares, except as consented to in writing by Cybernetics.

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       6.3   Implementation  of  Representations  and  Warranties.
Shareholders and TPI will take all action to render accurate as of the Closing Date their representations and warranties contained in this Agreement, and TPI and Shareholders will refrain from taking any action which would render inaccurate as of the Closing Date any such representations and warranties. Cybernetics will take all
action   to   render   accurate  as  of  the  Closing   Date   its
representations and warranties contained in this Agreement, and Cybernetics will refrain from taking any action which would render inaccurate as of the Closing Date any such representations and warranties.

                            ARTICLE VII
             CONDITIONS TO OBLIGATIONS OF CYBERNETICS

The obligations of Cybernetics under this Agreement are, at the option of Cybernetics, subject to the satisfaction, at and prior to the Closing Date, of the following conditions:

      7.1 Approval of Agreement. The transaction contemplated by this Agreement shall have had all corporate action required by law taken by TPI and all other statutory requirements for the valid consummation of the transaction contemplated by this Agreement fulfilled.

      7.2 No Litigation. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Cybernetics or any of the officers or directors thereof, because of the consummation of the transactions contemplated by this Agreement.

      7.3 Fulfillment of Covenants. All the terms, covenants, and conditions of this Agreement to be complied with and performed by Shareholders and TPI at or before the Closing Date shall have been duly complied with and performed,

      7.4 Accuracy of Representations and Warranties: Other Documents. All of the representations and warranties made by TPI and Shareholders shall be true as of the Closing Date.

      7.5 Completion of Private Placement, The $500,000 to $600,000 USD placement of additional Cybernetics shares described in paragraph 9 shall have been completed.

      7.6 No Adverse Changes. Since the date hereof the business, properties or operations of TPI shall not have been adversely affected in any material way as a result of any fire, accident, or other casualty, labor disturbance or act of God. There shall not have occurred any material adverse change since the date hereof, in the business, properties, results of operations, or financial condition of TPI, except for those transactions contemplated or permitted by this Agreement.

                           ARTICLE VIII
         CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS AND TPI

The obligations of Shareholders and TPI under this Agreement are, at their option, subject to the satisfaction at and prior to the Closing Date of the following conditions:

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      8.1  Approval of Agreement. The transaction contemplated  by this Agreement shall have had all corporate action required by law taken by Cybernetics and all other statutory requirements for the
valid  consummation  of  the  transaction  contemplated  by   this
Agreement fulfilled.

     8.2 No Litigation. There shall be no litigation pending which has been brought with the purpose of enjoining the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Shareholders because of the transactions contemplated by this Agreement.

      8.3 Fulfillment of Covenants. All the terms, covenants, and conditions of this Agreement are to be complied with and performed by Cybernetics at or before the Closing Date shall have been duly complied with and performed.

      8.4 Accuracy of Representations and Warranties: Other Documents. All of the representations and warranties made by Cybernetics shall be true as of the Closing Date.

                            ARTICLE IX
          ISSUANCE OF ADDITIONAL SHARES TO NEW INVESTORS

      In addition to the 7,000,000 shares to be exchanged to the Shareholders in consideration of the shares to be acquired from them, and to the 2,920,000 shares of Cybernetics to be outstanding prior to closing, Cybernetics will issue an additional 1,000,000 to 1,200,000 shares of its Common Stock at closing to new investors who will invest $500,000 to $600,000 USD in a private placement of Cybernetics shares.

                             ARTICLE X
                              CLOSING

      10.1 Closing Date. The consummation of the exchange of the Stock by Shareholders to Cybernetics (the "Closing") shall take place on or after January 30, 2000, on such time or place as shall be mutually agreed upon by the parties to this Agreement. In the event that closing shall not have occurred by February 30, 2000, this Agreement shall become null and void unless extended by written agreement of the parties.

      10.2 Actions To Be Taken By Parties on the Closing Date. On the Closing Date, each party shall deliver to the other all documents or agreements provided for herein to be delivered on the Closing Date.

      10.3 New Directors and Officers of Cybernetics. At closing the officers and directors of Cybernetics shall deliver their signed resignations to TPI and new directors acceptable to Cybernetics and TPI shall take office.

      10.4 Change of Cybernetics Name. At closing the name of Cybernetics shall be changed to Transform Pack Holdings, Inc. or another name acceptable to the parties which reflects the business of its newly acquired subsidiary.

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                            ARTICLE XI
                  INDEMNIFICATION AND ARBITRATION

      11.1 Indemnification. Each of the parties agree to indemnify and hold harmless the other against any and all damages, claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees) (hereinafter collectively referred to as "Claims") resulting from or relating to any breach of, or failure by each of the parties to perform any of their representations, warranties, covenants, conditions or agreements in this Agreement or in any schedule, certificate, exhibit, or other document furnished or to be furnished under this Agreement.

                            ARTICLE XII
                        PAYMENT OF EXPENSES

      Cybernetics shall pay the expenses of preparing, assembling, printing and mailing the proxy forms for a special meeting of its shareholders to approve this agreement and for all other of its own expenses related to the transaction contemplated herein such as, but not limited to legal and accounting fees.

     TPI shall pay the expenses of preparing, assembling, printing and mailing the proxy forms for a special meeting of its shareholders to approve this agreement and for all other of its own expenses related to the transaction contemplated herein such as, but not limited to legal and accounting fees.

                           ARTICLE XIII
            SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All statements contained in any Schedules, Exhibits, or other instrument delivered by or on behalf of the parties to this Agreement, or in connection with the transactions contemplated by this Agreement, shall be deemed to be representations and warranties hereunder. Not withstanding any investigations made by or on behalf of the parties to this Agreement, all representations, warranties and agreements made by the parties to this Agreement or pursuant hereto shall survive for two years after closing.

                            ARTICLE XIV
                              GENERAL

      14.1 Notice. Any notice, request, instruction or other document to be given and received hereunder by any party to another shall be in writing, and, in the case of required notices, shall be considered given when either delivered personally or five days after being placed in the mails, certified, postage prepaid, and addressed as follows:

To Shareholders:         Transform Pack, Inc.
                    3 10 Baig Blvd., P.O. Box 13 54
                    Moncton, NB. Canada ErC 8T6
To Cybernetics:          Cybernetics, Inc.
                    11900 Wayzata Blvd., Suite 100

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                    Hopkins, MN. 55343
To TPI:             Transform Pack, Inc.
                    310 Baig Blvd., P.O. Box 1354
                    Moncton, NB. Canada ErC 8T6

or to such other addresses as may be subsequently designated in writing by the parties hereto by a notice given as described above.

      14.2 Headings.. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

      14.3 Counterparts. This Agreement may be executed in counter parts, and, when so executed, each counterpart shall be deemed to be an original and said counterparts together shall constitute one and the same instrument.

     14.4 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. Neither Cybernetics, TPI nor Shareholders may assign or transfer any rights under this Agreement.

      14.5  Waiver.  Any party to this Agreement may,  by  written notice to the others, (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the other, (ii) waive any inaccuracies in the representations of the other contained in this Agreement or in any documents delivered pursuant to this Agreement, (iii) waive compliance with any of the covenants of the other contained in this Agreement, and (iv) waive or modify performance of any of the obligations of the other. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with respect to any representation, warranty, condition or agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

      14.6 Entire Agreement. This agreement represents the entire understanding between the parties.

      14.7 Good Faith. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent to their respective obligations to be satisfied.

      14.8 Amendment or Modification. The parties hereto may amend or modify this Agreement by a written instrument executed by such parties.

      14.9 Applicable Law. This Agreement shall be governed by the laws of the State of Minnesota.

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      Witness  the due execution of this Agreement by the  parties hereto as of the date first above written.

CYBERNETICS, INC.                       TRANSFORM PACK, INC.
By: /s/                                      By: /s/
Its: President & Secretary                        Its: President

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